Exhibit 10.18

VUC INC.

645 W. Hamilton Street, Suite 500

Allentown, PA 18101

November 30, 2022

VIA EMAIL AND OVERNIGHT DELIVERY

Matthew Evan Naylor

[Address]

Email: [Email address]

Dear Evan:

As previously discussed with you, your employment with VUC Inc. has ended, with an effective date of Friday, November 18, 2022 (which is referred to in this document as the “Separation Date”).

The purpose of this letter (which is referred to in this document as the “Agreement”) is to outline what pay and benefits you are already entitled to, and what additional pay and benefits VUC Inc. (which is referred to in this document as the “Company”) is prepared to offer you in terms of severance in exchange for certain protections of the Company’s business that we require in return.

Existing Entitlement

Regardless of whether you sign this Agreement, your employment with the Company will end effective on the Separation Date. You will, of course, be paid for all working time through and including the Separation Date, according to the Company’s normal payroll practices and regular payroll schedule. If you have not done so already, you will need to immediately return your computer, phone, Company-related documents and any other Company property that may be in your possession. A representative of the Company will contact to you to make arrangements to return all Company property in your possession and return any of your personal property in the office.

Regardless of whether you sign this Agreement, you will be provided with the benefits to which you are already entitled, which are set forth on Schedule 1 to this Agreement and collectively referred to in this document as the “Existing Entitlement”.

Supplemental Benefit

In addition to the Existing Entitlement described above, the Company is also prepared to provide you with the items set forth on Schedule 2 to this Agreement, which are collectively referred to in this document as the “Supplemental Benefit,” if you agree to the terms of this letter and sign this Agreement (and do not revoke your acceptance of this Agreement, as set forth below).

Release and Waiver Provisions

In exchange for the Supplemental Benefit, you (which for purposes of this paragraph, includes you and all of your heirs, executors, administrators and assigns) unconditionally enter into the following complete RELEASE OF CLAIMS AND WAIVER:

(a)
WHO YOU ARE RELEASING AND WAIVING THE RIGHT TO ASSERT CLAIMS AGAINST. By signing this Agreement, you waive the right to assert claims against and are releasing VUC Inc., any of its parents, affiliates, subsidiaries, divisions, related entities, operating or service entities with which it contracts, other Company-related entities for whom you worked, and any of its and/or their benefit plans and its and/or their respective current and former officers, directors, shareholders, members, managers, representatives, agents, employees, plan sponsors, plan administrators, trustees, predecessors and successors (by merger, acquisition or otherwise), assigns and their heirs, executors, and administrators including, without limitation, CrossAmerica Partners LP and its subsidiaries and affiliates, CrossAmerica GP LLC, CAPL Retail LLC, Joe’s Kwik Marts LLC, Dunne Manning, Inc., Dunne Manning Stores LLC, SMG Group, LLC and Wildcat LLC (each individually a “Releasee” and collectively, the “Releasees”).

(b)
WHAT CLAIMS YOU ARE RELEASING AND WAIVING THE RIGHT TO ASSERT. By signing this Agreement, you are waiving the right to assert against the Releasees, or any of them, and are releasing the Releasees of and from, any and all manner of actions and causes of action (in law or in equity), suits, debts, judgments, liens, contracts, interests, agreements, promises, claims, demands, damages, charges, losses, costs and expenses, of any nature whatsoever, known or unknown, fixed or contingent, which you ever had, now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, act or thing whatsoever. This Release also includes, without limitation, any breach of contract claims, estoppel claims, claims of impairment of economic opportunity, interference with contractual relations, infliction of emotional harm or any other tort claims, contract claims, claims for compensation, claims for any bonus compensation (including, but not limited to, any bonus compensation under any Company. CrossAmerica Partners LP or other bonus program), claims for benefits (including but not limited to any accrued PTO), claims of discrimination, harassment or retaliation, as well as any claims which you had, have and/or may have against the Releasees, or any of them, arising out of, related to or in any way connected with your employment, termination of employment and/or any term or condition of your employment with the Company and/or any of the Releasees. Moreover, you acknowledge that, including receipt of the payments specifically described in this Agreement, you have received all compensation to which you are entitled.

(c)
WHAT POTENTIAL STATUTORY CLAIMS YOU ARE RELEASING AND WAIVING BY SIGNING THIS AGREEMENT. By entering into this Agreement, you are waiving, and releasing the Releasees of, any and all claims under various federal, state and/or local constitutions, statutes, regulations, ordinances and other laws, and all applicable amendments to those laws, including, but not limited to, the following:

(i) the Genetic Information Nondiscrimination Act,

(ii) Title VII of the Civil Rights Act of 1964,

(iii) the Equal Pay Act,

(iv) the Families First Coronavirus Response Act,

(v) the Americans with Disabilities Act of 1990,

(vi) Section 1981 of the Civil Rights Act of 1866,

(vii) the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act,

(viii) the Family and Medical Leave Act,

(ix) the Pennsylvania Human Relations Act,

(x) the Pennsylvania Minimum Wage Act,

(xi) the Pennsylvania Wage Payment and Collection Act,

(xii) the common law of the Commonwealth of Pennsylvania, and

(xiii) any and all other applicable federal, state and/or local ordinances, statutes, regulations, or common law.

(d)
Without limiting the scope of the preceding paragraphs (b) and (c), you acknowledge and agree that any right or claim under any federal, state and/or local ordinance, statute, regulation or common law, whether known or unknown, fixed or contingent, arising out of or relating to your employment or termination of employment with the Company is hereby forever released and waived.

(e)
By signing this Agreement, you acknowledge that you understand and agree that you are waiving any claims under the federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), and you further understand, acknowledge, and agree that:

(i) in exchange for signing this Agreement, you are receiving the Supplemental Benefit, which you acknowledge is a thing of value in addition to anything of value to which you otherwise would have been entitled; and

(ii) you fully understand the terms of this Agreement, and you enter into it voluntarily without any coercion on the part of any person or entity; and

(iii) you were given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomsoever you deemed appropriate, including an attorney of your choice, and you have done so; and

(iv) you represent that you have carefully read and fully understand all of the provisions, terms, and effects of this Agreement; and

(v) you should consult with an attorney before signing this Agreement, and you were advised in writing by way of this letter to consult an attorney before signing this Agreement; and

(vi) you were advised by way of this letter that you have twenty-one (21) calendar days from the receipt of this letter within which to consider this Agreement before signing and accepting it. If you execute this Agreement at any time prior to the end of the twenty-one (21) day period, you acknowledge and represent that such signing of the Agreement was a knowing and voluntary waiver of your right to consider this Agreement for at least twenty-one (21) days, and was due to your belief that you had ample time in which to consider, understand, and review with an attorney the terms of this Agreement; and

(vii) you have seven (7) calendar days after executing this Agreement within which to revoke your acceptance of this Agreement. This Agreement shall not become effective or enforceable until the eighth day following your execution of this Agreement. If the seventh (7th) day following your execution of this Agreement is a weekend or national holiday, you have until the next business day to revoke. If you elect to revoke this Agreement, you understand, acknowledge, and agree that you will notify Sharon Hall, Director of Human Resources, VUC Inc., 645 Hamilton Street, Suite 500, Allentown, PA 18101, in writing, of your revocation. You understand, acknowledge, and agree that any determination of whether your revocation was timely shall be determined by the date of actual receipt of your revocation notice by Sharon Hall.

(f)
WHAT POTENTIAL CLAIMS ARE EXCLUDED FROM THIS RELEASE AND WAIVER. The following claims are excluded from the Release and Waiver Provisions of this Agreement: (i) any claim that cannot be released by law; (ii) any claim that arises after the date you sign this Agreement, (iii) any claim for vested benefits, as described herein; and (iv) any claim that some term of this Agreement has been violated by the Releasees or any of them.

(g)
You acknowledge and agree that your receipt of the Supplemental Benefit as provided for in this Agreement is in addition to anything of value to which you otherwise would have been entitled. You acknowledge and agree that you reported any and all injuries that may have occurred within the course and scope of, arisen out of, or otherwise related to your employment with the Company, if any. You hereby covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Releasees or any of them, based upon any matter purported to be released hereby, including the matters released under the Release and Waiver Provisions. You further agree not to disparage the Releasees or any of them in any manner and/or for any purpose.
(h)
VOLUNTARY AGREEMENT AND REPRESENTATION OF NO FILINGS.

YOU HEREBY ACKNOWLEDGE THAT YOU FULLY UNDERSTAND THE TERMS OF THIS AGREEMENT INCLUDING THE RELEASE AND WAIVER PROVISIONS AND THAT YOU ENTER INTO THIS AGREEMENT VOLUNTARILY WITHOUT ANY COERCION ON THE PART OF ANY PERSON; AND THAT YOU HAVE HAD ADEQUATE TIME TO CONSIDER ALL IMPLICATIONS AND TO FREELY AND FULLY CONSULT WITH AND SEEK THE ADVICE OF ANY IMMEDIATE FAMILY MEMBER, ATTORNEY, ACCOUNTANT OR TAX ADVISOR YOU DEEMED APPROPRIATE, SUBJECT TO THE LIMITATIONS SET FORTH ELSEWHERE IN THIS DOCUMENT.

To the full extent permitted by law, you represent that you have not filed, will not file and will not authorize any third party acting on your behalf to file, any suits, charges, claims or the like regarding your employment by, or separation of employment from the Company or any other Releasees. Although it is recognized that the right to file a claim under certain federal statutes cannot be waived, you agree to forego any personal recovery to the full extent permitted by law. To the extent that you or any third party does seek redress for any claim covered and released by this Agreement, and a settlement or judgment of said claim is reached or entered, you shall designate the Company as the recipient of any such monies allocated to you by the payor or, if that is not possible, you shall pay to the Company the amount received from the payor within seventy-two (72) hours of your receipt of said monies.

(i)
RETENTION OF RIGHTS REGARDING GOVERNMENT AGENCIES. Notwithstanding the foregoing or any other provisions herein, nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability, under federal, state, or local law, to file or initiate a charge, claim, or complaint of discrimination, or any other unlawful employment practice, that cannot legally be waived, or to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of unlawful employment practices, including but not limited to the U.S. Equal Employment Opportunity Commission and any state or city fair employment practices agency. Further, nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability to participate in or cooperate with any investigation or proceeding conducted by any such agency. Further, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict your right to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act, or to report possible violations of federal, state, or local law or regulation to any government agency or entity. You and the Company acknowledge and agree that your right and ability to engage and participate in the activities described in this paragraph shall not be limited or abridged, in any way, by any term, condition, or provision of, or obligation imposed by, this Agreement, including but not limited to the confidentiality clause herein. Notwithstanding the foregoing, you understand that the waivers and releases in this Agreement shall be construed and enforced to the maximum extent permitted by law. You also understand and acknowledge that, by signing this Agreement, you have waived your right to receive any individual relief to the full extent permitted by law, including monetary damages, in connection with any such claim, charge, complaint, investigation, or proceeding described in this paragraph, and if you are awarded individual relief and/or monetary damages in connection therewith, you hereby unconditionally assign to the Company to the full extent permitted by law, and agree to undertake any and all measures necessary to effectuate such assignment of, any right or interest you may have to receive such individual relief and/or monetary damages.

Confidentiality

As a further condition of receiving the Supplemental Benefit, you understand, acknowledge, and agree as follows:

(a) You will not use, publish, or disclose (or authorize anyone else to use, publish or disclose) any Proprietary Information of the Company or the Releasees, except by court order or as required by law. The term “Proprietary Information” as used in this Agreement means any information of a confidential or proprietary or non-public nature relating to the business, financial condition and/or operations of the Company or the Releasees, including, without limitation, financial statements of the Company or the Releasees and supplementary information and documents concerning its or their operations; accounts receivable and payable; principal contracts; personnel; compilations of information, models and reports concerning its or their product offerings, and any other of its or their technical and proprietary data; customer and prospect lists; sales techniques, marketing surveys and data; supplier arrangements; pricing and profit margins; and methods of operations;

(b) You will not use, publish, or otherwise divulge any trade secrets, as defined by applicable law, of the Company or the Releasees. Irrespective of whether or not you elect to accept the Supplemental Benefit, you are already legally bound not to divulge trade secrets, and, in signing this Agreement, you hereby reaffirm your obligations relative to information, including any formula, pattern, compilation, program, device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(c) Notwithstanding whether the Company or its affiliates makes any disclosure of this Agreement or its terms, you understand that it is a condition of the offer set forth in this Agreement that by accepting this offer, you agree to keep the terms, amounts set forth above and existence of this Agreement confidential (provided, however, that nothing contained in this paragraph shall preclude you from disclosing any such information concerning this letter (i) to your attorneys, accountants, tax and financial advisors or spouse provided that such individuals agree to keep such information completely confidential and not to disclose it to others; (ii) by court order or as required by law; or (iii) if necessary, to enforce the terms of this Agreement); and

(d) You understand that your failure to adhere to all of the foregoing restrictions may be treated as a breach of this Agreement, after you have agreed to be bound by its terms, as well as of your common law duties to the Company, and could result in revocation of the offer contained in this Agreement, recapture by the Company of any monies already paid pursuant to this Agreement, after you have agreed to be bound by its terms, or other claims against you, both in the form of money damages and/or injunctive relief.

(e) Notwithstanding the foregoing, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret, as defined by applicable law, that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

General Notices, Terms and Conditions

By agreeing to the terms of this Agreement, you are acknowledging and agreeing to the following additional terms:

(a)
That you resign from all offices you hold with any entity affiliated with the Company and CrossAmerica Partners LP, effective as of the Separation Date, and will either execute, or consent to our application of your electronic signature on, the resignation form attached as Exhibit A hereto. To the extent of any governmental licenses or permits for which you had been named as an officer or representative of the Company (or its affiliates), you agree to coordinate with us to effectuate your removal from such licensing or permitting matters, if and as necessary.

(b)
That, in the event the Company (or any of its affiliates) becomes involved in investigations or legal proceedings of any nature, related directly or indirectly to events which occurred during your employment and about which you have personal knowledge, you agree that you will, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to answer discovery requests, give depositions, or testify, with respect to matters of which you have or may have knowledge as a result of or in connection with your employment relationship with the Company. You further agree that you will truthfully, forthrightly, and completely provide the information requested. You further agree that you will not be compensated in any way by the Company for your cooperation with the Company in connection with any litigation or other activity covered by this paragraph, except that you shall be reimbursed as permitted by law for any reasonable expenses that you incur in providing testimony or other assistance to the Company under this paragraph. If you are (i) specifically made aware of any non-public proceedings or nonpublic matters related to the Company, (ii) requested in writing by a third party to provide non-public information regarding the Company, or (iii) called by a third party as a witness to testify in any matter related to the Company, you will promptly notify the Company to give it a reasonable opportunity to respond.

(c)
That you will not transact in securities of CrossAmerica Partners LP for a period of six (6) months following the Separation Date. In this regard, while the Company or its representatives and counsel do not represent you and cannot provide you with legal advice, please be advised that restrictions in the CrossAmerica Insider Trading Policy may continue to apply to you even after your resignation. In that regard, although you are no longer an officer in service of CrossAmerica, certain U.S. securities laws and regulations still may apply to you for a period of time following your resignation, including laws and regulations regarding insider trading and the applicability of Section 16 of the Exchange Act and the related Form 4 filing requirements. If you have questions about these items, please consult with counsel and, if needed, contact the Company. If you conduct transactions in CrossAmerica Partners LP securities during a period of time in which you are covered by the Insider Trading Policy and/or the U.S. securities laws and regulations and it results in any violations, penalties, fines, investigations, legal expenses, or any other costs of any kind, all such costs will be your obligation to reimburse the Company.

(d)
That you will not provide information or issue statements regarding the Company or any other Releasees or take any action that would cause the Company or any other Releasees embarrassment or humiliation or otherwise cause or contribute to the Company or any other Releasees being held in disrepute;

(e)
That this Agreement sets forth the entire agreement and understanding between you and the Company with respect to the subject of your employment by and separation of employment from the Company. Notwithstanding the above, any arbitration, confidentiality, non-solicitation, and non-disparagement agreements that you signed during your employment shall remain in full force and effect;

(f)
That the provisions of this Agreement are both reasonable and enforceable, but the provisions are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law. Notwithstanding the language of this paragraph, you will repay to the Company the sums paid to you pursuant to numbered paragraphs under “Supplemental Benefits” of this Agreement (less One Thousand Dollars ($1,000.00)) upon written request by the Company should this Agreement (or any portions thereof) be found unenforceable;

(g)
That the terms and effect of this Agreement shall be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania;

(h)
That any and all actions and proceedings arising out of, connected with, or relating to this Agreement, whether brought by you or the Company, will be brought exclusively in the state and federal courts located in Lehigh County, Pennsylvania; and that you and the Company hereby expressly consent to the jurisdiction and venue of such courts and waive any defense based on the forum not being convenient;

(i)
That you acknowledge you have had the opportunity to consult with an attorney prior to executing this Agreement and that you are fully aware of your rights and have carefully read and fully understand all provisions of this Agreement before signing it; and

(j)
That you acknowledge and agree that this Agreement may be executed in counterparts including, without limitation, by electronic signature, facsimile, portable document format (PDF), DocuSign, or otherwise, which shall be taken together and shall have the same force and effect as original signatures.

[Continued on next page.]

Evan, if the terms of this Agreement, including the Release and Waiver Provisions set forth above, are acceptable to you, please sign, date and return the enclosed copy of this Agreement to Sharon Hall, Director of Human Resources, VUC Inc., 645 Hamilton Street, Suite 500, Allentown, PA 18101, within twenty-two (22) days of the receipt of this Agreement.

If you have any questions about the content or intent of this Agreement, please feel free to ask me. We wish you the best for your future endeavors.

Very truly yours,

VUC INC.

By: /s/ Keenan Lynch

Keenan Lynch

General Counsel and Chief Administrative Officer

I ACCEPT THE OFFER CONTAINED IN THIS

AGREEMENT. I HAVE READ AND FULLY

UNDERSTOOD THIS AGREEMENT. I AGREE TO

ALL OF THE TERMS OF THIS AGREEMENT,

INCLUDING THE RELEASE AND WAIVER

PROVISIONS, AND I INTEND TO BE LEGALLY

BOUND THEREBY.

/s/ Matthew Evan Naylor

Matthew Evan Naylor

Date: 11/30/22

EXHIBIT A

[See Attached – Officer Resignation Letter]

OFFICER RESIGNATION

CrossAmerica Partners LP

645 Hamilton Street, Suite 400

Allentown, PA 18101

Attn.: President and Chief Executive Officer

Effective immediately, I hereby resign all positions that I currently hold as an officer of any subsidiary of CrossAmerica Partners LP, in each case, without the need of acceptance or further action by CrossAmerica Partners LP or any of its subsidiaries.

Dated as of November 18, 2022.

/s/ Matthew Evan Naylor

Matthew Evan Naylor